  As filed with the Securities and Exchange Commission on November 16, 1999.

                                                     Registration No. 333-86937
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                             AMENDMENT NO. 6
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            METASOLV SOFTWARE, INC.
            (Exact Name of Registrant as Specified in its Charter)

        Delaware                     7371                    75-2436509
                               (Primary Standard          (I.R.S. Employer
     (State or Other              Industrial           Identification Number)
     Jurisdiction of          Classification Code
    Incorporation or                Number)
      Organization)

                             5560 Tennyson Parkway
                              Plano, Texas 75024
                                (972) 403-8300
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                               ----------------
                             GLENN A. ETHERINGTON
                            Chief Financial Officer
                            MetaSolv Software, Inc.
                             5560 Tennyson Parkway
                              Plano, Texas 75024
                                (972) 403-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:
            BRIAN K. BEARD                            ALAN DEAN
           ANTHONY M. ALLEN                     Davis Polk & Wardwell
       Gunderson Dettmer Stough                 450 Lexington Avenue
 Villeneuve Franklin & Hachigian, LLP         New York, New York 10017
 8911 Capital of Texas Highway, Suite              (212) 450-4000
                 4240
          Austin, Texas 78759
            (512) 342-2300
                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration fee............................................. $   22,379
   NASD fee.........................................................      8,550
   Nasdaq National Market initial listing fee.......................     17,500
   Printing and engraving...........................................    320,000
   Legal fees and expenses of the Company...........................    430,000
   Accounting fees and expenses.....................................    325,000
   Blue sky fees and expenses.......................................     10,000
   Transfer agent fees..............................................     15,000
   Miscellaneous....................................................     51,571
                                                                     ----------
     Total..........................................................  1,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article VII of the Registrant's By-Laws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's amended and restated certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers. Reference is also made to Section of the underwriting agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and
Section 1.9 of the Investors' Rights Agreement contained in Exhibit 4.1 hereto, indemnifying certain of the Company's stockholders, including controlling stockholders, against certain liabilities.


Item 15. Recent Sales of Unregistered Securities

  (a) From October 1, 1996 through September 30, 1999, the Registrant has issued and sold the following securities:

  1. The Registrant granted stock options to purchase 6,955,800 shares of Common Stock at exercise prices ranging from $0.34 to $5.00 per share to employees, consultants and directors pursuant to its 1992 Stock Option Plan.

  2. From October 1, 1996 through September 30, 1999, the Registrant issued and sold an aggregate of 628,360 shares of its Common Stock to employees, consultants and directors for aggregate consideration of approximately $313,971 pursuant to exercises of options granted under its 1992 Stock Option Plan.

  3. In June 1998, the Registrant issued and sold 2,857,146 shares of its Class C Preferred Stock for an aggregate purchase price of approximately $10,000,011.

  The issuances described in Items 15(a)(1) and (2) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. The issuance of the securities described in Item 15(a)(3) was deemed exempt from registration under the Act in reliance on section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit No. Description
 ----------- -----------
    1.1+     Form of Underwriting Agreement.
    3.1+     Amended and Restated Certificate of Incorporation of the
             Registrant, as amended to date.
    3.2+     Form of Amended and Restated Certificate of Incorporation of the
             Registrant to be filed after the closing of the offering made pursuant to this Registration Statement.
    3.3+     Amended and Restated Bylaws of the Registrant, dated May 26, 1998.
    3.4+     Form of Amended and Restated Bylaws of the Registrant to be
             effective upon the closing of the offering made pursuant to their
             Registration Statement.
    4.1+     Investors' Rights Agreement, dated June 2, 1998, among the
             Registrant and the shareholders named therein, as amended.
    4.2+     Specimen Certificate of the Registrant's common stock.
    5.1+     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP, counsel to the Registrant.
   10.1+     Form of Indemnification Agreement entered into between the
             Registrant and its directors and executive officers.
   10.2+     1992 Stock Option Plan.
   10.3+     Long-Term Incentive Plan.
   10.4+     Employee Stock Purchase Plan.
   10.5+     Mutual Release between the Registrant and Michael J. Watters,
             dated      .
   10.6+     Commercial Lease Agreement between the Registrant and CrownInvest
             I, L.P., dated April 1, 1997, as amended to date.
   10.7+     Commercial Lease Agreement between the Registrant and William R.
             Cooper and Craig A. Cooper, dated August 21, 1998 , as amended to date.
   10.8+**   Master Software License and Services Agreement entered into between Registrant and Qwest Communications Corporation, dated
             May 30, 1997.
   10.9**    Master License, Development and Service Agreement entered into between Registrant and Time Warner Communications Holdings, Inc.,
             dated May 7, 1998.
   10.10+    Master Software License and Services Agreement entered into between Registrant and Allegiance Telecom, Inc., dated December
             19, 1997.
   16.1+     Consent of Arthur Andersen, former independent accountants.
   23.1+     Consent of KPMG LLP, independent accountants.
   23.2+     Consent of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP, counsel to the Registrant. Reference is made to
             Exhibit 5.1.

 Exhibit No. Description
 ----------- -----------
    24.1+    Power of Attorney.
    27.1+    Financial Data Schedule.

--------
 +  Previously filed.
** Confidential treatment requested as to certain portions of this exhibit and the omitted portions have been filed with the Securities and Exchange Commission.

  (b) Financial Statement Schedule

    Auditors' Report on Schedule

    Schedule II--Valuations and Qualifying accounts.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the By-Laws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the underwriting agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 16th day of November, 1999.

                                          MetaSolv Software, Inc.

                                                   /s/ JAMES P. JANICKI
                                          By: _________________________________
                                                     James P. Janicki
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ JAMES P. JANICKI          President, Chief Executive  November 16, 1999
______________________________________  Officer and Director
           James P. Janicki             (Principal Executive
                                        Officer)

        GLENN A. ETHERINGTON*          Chief Financial Officer     November 16, 1999
______________________________________  (Principal Financial and
         Glenn A. Etherington           Accounting Officer)

           DAVID R. SEMMEL*            Director                    November 16, 1999
______________________________________
           David R. Semmel

        WILLIAM N. SICK, JR.*          Director                    November 16, 1999
______________________________________
         William N. Sick, Jr.

            ADAM SOLOMON*              Director                    November 16, 1999
______________________________________
             Adam Solomon

          JOHN D. THORNTON*            Director                    November 16, 1999
______________________________________
           John D. Thornton

           BARRY F. EGGERS*            Director                    November 16, 1999
______________________________________
           Barry F. Eggers

            JOHN W. WHITE*             Director                    November 16, 1999
______________________________________
            John W. White

    /s/ JAMES P. JANICKI
*By: ____________________________

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors
MetaSolv Software, Inc.

Under date of February 26, 1999 we reported on the balance sheets of MetaSolv Software, Inc. as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which are included in the prospectus. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                          KPMG LLP

Dallas, Texas
February 26, 1999

                            METASOLV SOFTWARE, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                     Additions  Additions
                          Balance at charged to  charged             Balance at
                          beginning  costs and  to other               end of
Description               of period   expenses  accounts  Deductions   period
-----------               ---------- ---------- --------- ---------- ----------
FOR THE YEAR ENDED
 DECEMBER 31, 1998
Allowances Deducted from
 Assets:
  Accounts receivable...     $90        $510        --        --        $600
                             ===        ====       ===       ===        ====
FOR THE YEAR ENDED
 DECEMBER 31, 1997
Allowances Deducted from
 Assets:
  Accounts receivable...     $35        $186        --       131        $ 90
                             ===        ====       ===       ===        ====
FOR THE YEAR ENDED
 DECEMBER 31, 1996
Allowances Deducted from
 Assets:
  Accounts receivable...     $--        $ 35        --        --        $ 35
                             ===        ====       ===       ===        ====

                               INDEX TO EXHIBITS

                                                                  Sequentially
                                                                    Numbered
 Exhibit No. Exhibit                                                  Page
 ----------- -------                                              ------------
    1.1+     Form of Underwriting Agreement.
    3.1+     Amended and Restated Certificate of Incorporation
             of the Registrant, as amended to date.
    3.2+     Form of Amended and Restated Certificate of
             Incorporation of the Registrant to be filed after
             the closing of the offering made pursuant to this
             Registration Statement.
    3.3+     Amended and Restated Bylaws of the Registrant,
             dated May 26, 1998.
    3.4+     Form of Amended and Restated Bylaws of the
             Registrant to be effective upon the closing of the
             offering made pursuant to this Registration
             Statement.
    4.1+     Investors' Rights Agreement, dated June 2, 1998,
             among the Registrant and the shareholders named
             therein, as amended.
    4.2+     Specimen Certificate of the Registrant's common
             stock.
    5.1+     Opinion of Gunderson Dettmer Stough Villeneuve
             Franklin & Hachigian, LLP, counsel to the
             Registrant.
   10.1+     Form of Indemnification Agreement entered into
             between the Registrant and its directors and
             executive officers.
   10.2+     1992 Stock Option Plan.
   10.3+     Long-Term Incentive Plan.
   10.4      Employee Stock Purchase Plan.
   10.5+     Mutual Release between the Registrant and Michael
             J. Watters, dated November 20, 1998.
   10.6+     Commercial Lease Agreement between the Registrant
             and CrownInvest I, L.P., dated April 1, 1997, as
             amended to date.
   10.7+     Commercial Lease Agreement between the Registrant
             and William R. Cooper and Craig A. Cooper, dated
             August 21, 1998, as amended to date.
   10.8+**   Master Software License and Service Agreement
             entered into between Registrant and Qwest
             Communications Corporation, dated May 30, 1997.
   10.9**    Master License, Development and Service Agreement
             entered into between Registrant and Time Warner
             Communications Holdings, Inc., dated May 7, 1998.
   10.10+    Master Software License and Services Agreement
             entered into between Registrant and Allegiance
             Telecom, Inc., dated December 19, 1997.
   16.1+     Consent of Arthur Andersen, former independent
             accountants.
   23.1+     Consent of KPMG LLP, independent accountants.
   23.2+     Consent of Gunderson Dettmer Stough Villeneuve
             Franklin & Hachigian, LLP, counsel to the
             Registrant. Reference is made to Exhibit 5.1.
   24.1+     Power of Attorney. Reference is made to page II-4.
   27.1+     Financial Data Schedule.

--------
 + Previously filed.

** Confidential treatment requested as to certain portions of this exhibit and the omitted portions have been filed with the Securities and Exchange Commission.